EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Devcon International Corp.:

We consent to the use of our report dated April 15, 2006, with respect to the consolidated balance sheets of Devcon International Corp. as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive (loss) income, and cash flows for each of the years in the three-year period ended December 31, 2005, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

October 19, 2006

Fort Lauderdale, Florida

Certified Public Accountants